Exhibit 8.2

August 26, 2015

First Security Group, Inc.

531 Broad Street

Chattanooga, Tennessee 37402

Re:	Agreement and Plan of Merger by and between Atlantic Capital Bancshares, Inc. and First Security Group, Inc.

To the Board of Directors:

We have acted as counsel to First Security Group, Inc. (“First Security”), in connection with the Merger, as defined and described in the Agreement and Plan of Merger dated as of March 25, 2015, as amended by that certain First Amendment to the Agreement and Plan of Merger dated June 8, 2015, (the “Merger Agreement”) by and between Atlantic Capital Bancshares, Inc. (“Atlantic Capital”) and First Security, pursuant to which First Security, a Tennessee corporation, shall be merged with and into Atlantic Capital, a Georgia corporation, in accordance with Tennessee and Georgia law (the “Merger”), whereupon the separate existence of First Security shall cease, and Atlantic Capital shall be the surviving corporation for U.S. federal tax purposes. As set forth in the Merger Agreement, the parties intend the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended and as in effect on the date hereof (the “Code”), and intend for the Merger Agreement to constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code. Unless otherwise indicated, each capitalized term has the meaning ascribed to it in the Merger Agreement. This opinion is being delivered in connection with the Registration Statement on Form S-4 (“Registration Statement”) filed by First Security with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

In connection with this opinion, we have examined and are familiar with originals and copies, certified or otherwise identified to our satisfaction, of the (i) the Merger Agreement, (ii) the Registration Statement, and (iii) such other documents as we deem necessary or appropriate in order to enable us to render this opinion. In all our examinations, we have assumed, or will assume, the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies or drafts.

First Security Group, Inc.

August 26, 2015

In rendering our opinion, we have assumed, with your permission, that (i) the Merger will be effected in accordance with the Merger Agreement, and (ii) the information set forth in the Registration Statement and the statements concerning the Merger in the Merger Agreement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time. We have also assumed that the parties have complied with, and if applicable, will continue to comply with, the covenants contained in the Merger Agreement.

In rendering our opinion, we have considered the applicable provisions of (i) the Code, and our interpretations of the Code, (ii) the applicable Treasury Regulations promulgated under the Code and as currently in effect (the “Regulations”), (iii) current administrative interpretations by the Internal Revenue Service of the Code and the Regulations as they apply to reorganizations, and (iv) existing judicial decisions, all of which are subject to change or modification at any time (possibly with retroactive effect) and such other authorities as we have considered relevant.

Based upon and subject to the foregoing, the discussion contained in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Merger,” insofar as it presents legal conclusions with respect to matters of United States federal income tax law, subject to the limitations and qualifications referred to therein, accurately sets forth the material United States federal income tax consequences of the Merger and constitutes the opinion of Bryan Cave LLP.

The foregoing opinion reflects our best professional judgment as to the correct United States federal income tax consequences of the matters that it addresses. Our opinion is expressly conditioned on, among other things, the accuracy of all such facts, information, statements and representations as of the date hereof. Any material change in the law, authorities, or facts referred to, set forth, relief upon or assumed herein, or in the transaction documents could affect the conclusions stated herein. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) (i) in applicable law or (ii) that would cause any statement, representation or assumption herein to be no longer be true or correct.

Except as set forth above, we express no opinion as to the tax consequences, whether federal, state, local or foreign, of the Merger or any transaction related thereto or contemplated thereby. We hereby consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement and to the use of our name and the discussion of our opinion under the captions “QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS,” “SUMMARY—Material U.S. Federal Income Tax Consequences,” and “Material U.S. Federal Income Tax Consequences of the Merger,” in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC promulgated thereunder.

First Security Group, Inc.

August 26, 2015

Very truly yours,

/s/ BRYAN CAVE LLP